1398 Central Avenue
P.O. Box 778
Dubuque, IA 52004-0778
Phone: (563) 589-2100
Wats: (888) 739-2100
Fax: (563) 589-2011
AT THE COMPANY:
John K. Schmidt
Chief Financial Officer/COO
(563) 589-1994
jschmidt@ dubuquebank.com

FOR IMMEDIATE RELEASE
August 26, 2005

Heartland Financial USA, Inc. To Open Loan Production Office

Dubuque, Iowa, August 26, 2005—Heartland Financial USA, Inc. (NASDAQ NMS: HTLF), through its Rocky Mountain Bank subsidiary, recently announced the addition of a loan production office in Denver, CO.  The company also announced that it has hired John P. Carmichael to run its new LPO in Denver, which the company hopes to use as a springboard to opening a full-service state chartered bank in this market early next year.

The LPO is expected to open for business October 2005, pending regulatory approval, at 1625 Broadway, Suite 370 in Denver.  The initial focus of the LPO will be on marketing loan products and services to mortgage customers, local businesses, residential homebuilders and commercial builders.

"It provides a prime opportunity to expand our footprint into the western markets,” said Lynn B. Fuller, President and CEO of Heartland Financial USA, Inc.  We are excited with the prospect of bringing our style of community banking to the Denver community.”

"John is a great addition to our team," says Fuller. "His commercial banking experience, leadership capabilities, and relationships in the community will help drive the growth we plan to achieve in Denver.  We look forward to continuing to expand our presence to serve our clients well through additional strategic hires and branch locations."

The new LPO will offer the same personalized and professional banking services that customers have come to expect from the Heartland bank subsidiaries.  Focused on serving locally owned and managed businesses as well as individuals in need of a personalized banking relationship, all the decisions affecting client relationships are made by people, who live, work and are actively involved in serving the community.  “This LPO is a statement of our total commitment to the people of Denver,” Fuller said.

About Heartland Financial USA:

Heartland is a $2.7 billion financial services company providing banking, mortgage, investment, insurance, trust, fleet management and consumer finance services to individuals and businesses in 42 communities in nine states -- Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota and Massachusetts.  Heartland Financial USA, Inc. is listed on NASDAQ.  Its trading symbol is HTLF.

Additional information about Heartland Financial USA, Inc. is available through our website at http://www.htlf.com.